UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

SONIC CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-18859	73-1371046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Johnny Bench Drive Oklahoma City, Oklahoma		73104
(Address of Principal Executive Offices)		(Zip Code)

(405) 225-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(c) Sonic Corp. (the “Company”) has appointed Michelle E. Britten, age 45, as Vice President and Controller of the Company, effective as of January 17, 2013. In this role, Ms. Britten will also act as principal accounting officer of the Company. Ms. Britten has served as the Senior Director of Corporate Accounting since March 2009. She also served as the Senior Director of SEC Reporting from January 2007 to March 2009. Ms. Britten joined the company in 2005 as Director of SEC Reporting.

Ms. Britten will be subject to the terms of the Company’s Executive Severance Plan, as amended and restated effective as of November 1, 2012, which plan was previously filed with the SEC, and will be granted an award of stock options, consistent with the formula used by the Board for granting options to other new executive officers. Ms. Britten will also participate in the Company’s short-term and long-term incentive compensation programs offered to the Company’s executive officers.

Item 8.01. Other Events.

On January 17, 2013, the Company issued a press release announcing that its Board of Directors has approved an increase in its share repurchase authorization from $40 million to $55 million. Under the share repurchase program approved in August 2012, the Company is authorized to purchase its outstanding shares of common stock from time to time, depending on share price, market conditions and other factors, as determined by the Company. The purchases may be made on the open market or in negotiated transactions, and the share repurchase program may be extended, modified, suspended or discontinued at any time. The press release is attached as Exhibit 99.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99	Press Release, dated January 17, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT:

SONIC CORP.

Date: January 17, 2013	By:	/s/ Stephen C. Vaughan
Stephen C. Vaughan,
Executive Vice President and Chief Financial Officer